EXHIBIT 99.1
                                                                    ------------


             ARIAD Reports Fourth Quarter and Year-End 2005 Results; Product Development Goals and Financial Guidance for 2006 Provided


     CAMBRIDGE, Mass.--(BUSINESS WIRE)--Feb. 7, 2006--ARIAD Pharmaceuticals, Inc. (Nasdaq: ARIA) today announced consolidated financial results for the quarter and the year ended December 31, 2005 and provided product development goals and financial guidance for 2006.
     "We furthered the development of our oncology product pipeline in 2005, most notably AP23573, by focusing our investment in R&D during the year," said Harvey J. Berger, M.D., chairman and chief executive officer. "We are on track to begin our first global Phase 3 clinical trial of our lead product candidate in 2006 in patients with bone and soft-tissue sarcomas, as well as to partner AP23573 ex-U.S. as a Phase 3 product. We are advancing our commercial planning efforts in support of the potential launch of AP23573, as we continue to execute on our strategic plan aimed at achieving multiple oncology indications for our novel mTOR inhibitor."

     Financial Highlights

     For the year ended December 31, 2005, the Company reported a net loss of $55.5 million, or $0.99 per share, as compared to $35.6 million, or $0.69 per share, for the year ended December 31, 2004. For the quarter ended December 31, 2005, the Company reported a net loss of $14.5 million, or $0.23 per share, compared to a net loss of $10.7 million, or $0.20 per share, for the same period in 2004. The increase in net loss for the full year and quarter was due primarily to higher R&D expenses resulting from execution of the clinical development plan for the Company's lead cancer product candidate, AP23573.
     The Company ended the year 2005 with $81.5 million in cash, cash equivalents, and marketable securities - an increase of approximately $6 million compared with $75.5 million at the end of 2004.
     For the year 2005, the Company reported cash used in operations of $43.9 million, which is less than the guidance of $46 million it had most recently provided. ARIAD expects cash used in operations for the year 2006 to be $53 million to $56 million, as the Company continues to execute on the late-stage development for AP23573. This estimate does not take into account the potential impact of a partnership relating to AP23573.

     2005 Progress Toward Objectives

     During 2005, the Company achieved a series of important milestones relating to AP23573, its lead cancer product candidate:


     -- Completed enrollment in Phase 2 clinical trial of single-agent AP23573 in patients with advanced sarcomas

     -- Presented compelling preliminary Phase 2 clinical data of AP23573 in patients with advanced sarcoma at major medical meetings, including the 41st American Society of Clinical Oncology (ASCO) Annual Meeting, AACR-NCI-EORTC (ANE) International Conference on "Molecular Targets and Cancer Therapeutics," and the Connective Tissue Oncology Society
          (CTOS) 11th Annual Meeting

          --   Primary end-point achieved in two major sarcoma sub-groups

          --   Patient follow-up continues

     -- Successfully concluded Phase 2 clinical trial in patients with hematologic malignancies (i.e., cancers of the blood such as leukemias and lymphomas)

          -- 40% of evaluable patients - all heavily pretreated - demonstrated AP23573 anti-cancer activity

          -- Findings set the stage for AP23573 combination therapy in selected hematologic malignancies

     -- Successfully concluded Phase 1b clinical trial in patients with glioblastoma mutliforme (i.e., brain tumors)

          -- AP23573 blocks mTOR signaling in brain tumors and crosses the blood-brain barrier

          --   AP23573 was well tolerated in severely ill patients

     -- Initiated first Phase 1b oral-dose and combination clinical trials of AP23573, as well as Phase 2 prostate cancer and endometrial cancer clinical trials, bringing the total number of AP23573 clinical trials to ten

     -- Honored by the Sarcoma Foundation of America with the Symbol of Caring Award for the discovery and development of AP23573 as a new treatment for soft-tissue and bone sarcomas

     --   Received fast-track designation from U.S. Food and Drug Administration
          (FDA), and orphan drug designation from FDA and European Medicines Agency (EMEA) for soft-tissue and bone sarcomas

     -- Executed agreements with our partner, Medinol Ltd., to develop and commercialize AP23573 drug-eluting stents initially for use in coronary artery disease

          -- Excellent technical progress achieved in designing, manufacturing and testing AP23573 drug-eluting stents

     Overview of 2006 Plans

     In light of the Company's progress to date in the overall development of AP23573, ARIAD is pursuing the following commercialization and clinical plans for its lead oncology product candidate:


     --   Finalize selection of oral-dosing regimen

     --   Finalize global Phase 3 protocol design with FDA and EMEA

          --   Manufacture registration batches for use in Phase 3 trial

          -- Initiate Phase 3 registration trial as a single agent in patients with soft-tissue and bone sarcomas

     --   Advance U.S. commercialization plan

     --   Partner AP23573 ex-U.S. as Phase 3 product

     -- Select follow-on indications - both monotherapy and combination therapy - and consider options for use as front-line therapy

     --   Manage global development plan within financial guidance provided

     Upcoming Event

     Trial is scheduled to commence on April 10, 2006 in the U.S. District Court in Boston in ARIAD's lawsuit against Eli Lilly and Company for infringement through sales of Lilly's osteoporosis drug, Evista(R), and Lilly's septic shock drug, Xigris(R) of certain claims of U.S. Patent No. 6,410,516 covering methods of treating human disease by regulating NF-(kappa)B cell-signaling activity. Co-plaintiffs in this action are Massachusetts Institute of Technology, The Whitehead Institute for Biomedical Research and Harvard University.

     Upcoming Scientific Meetings

     Preclinical and clinical data on ARIAD's development pipeline and AP23573 will be presented at the following meetings:


     -- 2006 American Association for Cancer Research (AACR) Annual Meeting, Washington, D.C., April 1 to 5, 2006

     -- EORTC Soft Tissue and Bone Sarcoma Group Meeting, Mannheim, Germany, April 6 to 8, 2006

     Upcoming Investor Meetings

     ARIAD management will present updated overviews of the Company's progress and plans at several investor conferences, including the following:


     --   New York, New York, February 7 to 9, 2006

     -- BIO CEO & Investor Conference 2006 - Focus Session on Cancer Therapies, New York, New York, February 14 to 15, 2006

     -- SG Cowen 26th Annual Healthcare Conference, Boston, Massachusetts, March 6 to 9, 2006

     -- Lehman Brothers Ninth Annual Global Healthcare Conference, Miami Beach, Florida, March 8 to 10, 2006

     -- SunTrust Robinson Humphrey 35th Annual Institutional Conference, Atlanta, Georgia, April 11 to 12, 2006

     Today's Conference Call Reminder

     ARIAD will hold a live webcast of its quarterly conference call today at 8:30 a.m. (ET). The live webcast can be accessed by visiting the investor relations section of the Company's website at http://www.ariad.com/investor. The call can also be accessed by dialing 1-800-901-5259 (domestic) or 617-786-4514 (international) five minutes prior to the start time and providing the passcode 85972753. A replay of the call will be available on the ARIAD website approximately two hours after completion of the call and will be archived for two weeks.

     About AP23573

     ARIAD's lead product candidate, AP23573, is a novel small-molecule inhibitor of the protein mTOR, a "master switch" in cancer cells. Blocking mTOR creates a starvation-like effect by interfering with cancer cell growth, division, metabolism, and angiogenesis. AP23573 is currently in Phase 1 and 2 clinical trials in patients with solid tumors and hematologic cancers. AP23573 has been designated both as a fast-track product and an orphan drug by the U.S. Food and Drug Administration and as an orphan drug by the European Medicines Agency for the treatment of soft tissue and bone sarcomas. In addition to the program in oncology, ARIAD is collaborating with Medinol Ltd. to develop stents and other medical devices that deliver AP23573 to prevent reblockage at sites of vascular injury following stent-assisted angioplasty.

     About ARIAD

     ARIAD is engaged in the discovery and development of breakthrough medicines to treat cancer by regulating cell signaling with small molecules. The Company is developing a comprehensive approach to patients with cancer that addresses the greatest medical need - aggressive and advanced-stage cancers for which current treatments are inadequate. Medinol Ltd. also is developing stents and other medical devices that deliver ARIAD's lead cancer product candidate to prevent reblockage at sites of vascular injury following stent-assisted angioplasty. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-(kappa)B treatment methods, and the discovery and development of drugs to regulate NF-(kappa)B cell-signaling activity, which may be useful in treating certain diseases. Additional information about ARIAD can be found on the web at http://www.ariad.com.

     Some of the matters discussed herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding the Company's ability to achieve its goals for 2006, including initiating its first Phase 3 clinical trial for AP23573, partnering AP23573 outside the United States and the other plans set forth under the heading "Overview of 2006 Plans," the Company's ability to build the commercial infrastructure needed to launch AP23573 in the United States and to execute on its plans to develop multiple oncology indications, the Company's expected cash used in operations for 2006, the Company's ability to accurately estimate the timing and actual research and development expenses and other costs associated with the preclinical and clinical development and manufacture of our product candidates, the adequacy of our capital resources and the availability of additional funding, risks and uncertainties regarding our or our collaborator's ability to manufacture our product candidates on a commercial scale or to supply our product candidates to collaborators, risks and uncertainties regarding our ability to successfully enroll and conduct preclinical and clinical studies of product candidates, risks and uncertainties that clinical trial results at any phase of development may be adverse or may not be predictive of future results or lead to regulatory approval of any of our or any collaborator's product candidates, risks and uncertainties of third-party intellectual property claims relating to our and any collaborator's product candidates, and risks and uncertainties relating to regulatory oversight, the timing, scope, cost and outcome of legal proceedings, including litigation concerning our NF-(kappa)B patent portfolio, future capital needs, key employees, dependence on collaborators and manufacturers, markets, economic conditions, products, services, prices, reimbursement rates, competition and other risks detailed in the Company's public filings with the Securities and Exchange Commission, including ARIAD's Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2004. The information contained in this document is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.


                  ARIAD PHARMACEUTICALS, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except     Three Months Ended     Twelve Months Ended
 share and  per share       December 31,            December 31,
 data                  ----------------------- -----------------------
                          2005        2004        2005        2004
                       ----------- ----------- ----------- -----------

                            (Unaudited)             (Unaudited)

Total license revenue $       242 $       179 $     1,217 $       742
                       ----------- ----------- ----------- -----------

Operating expenses:
   Research and
    development            10,788       8,875      45,916      27,711
   General and
    administrative          4,453       2,273      12,261       9,442
                       ----------- ----------- ----------- -----------
       Total operating
        expenses           15,241      11,148      58,177      37,153
                       ----------- ----------- ----------- -----------

Other income, net             541         255       1,478         838
                       ----------- ----------- ----------- -----------
Net loss              $  (14,459 )$  (10,714 )$  (55,482 )$  (35,573 )
                      ============ =========== =========== ===========
Net loss per common
 share
(basic and diluted)   $     (.23 )$     (.20 )$     (.99 )$     (.69 )
                      ============ =========== =========== ===========
Weighted average
 number of shares of
 common stock
 outstanding (basic
 and diluted)          61,651,664  52,646,030  56,283,948  51,294,160




                CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

In thousands                                        December  December
                                                       31,       31,
                                                      2005      2004
                                                    --------  --------
                                                   (Unaudited)
Cash, cash equivalents and marketable securities     $81,516  $75,506
Total assets                                         $96,174  $87,189
Working capital                                      $65,971  $68,874
Total liabilities                                    $24,796  $19,748
Stockholders' equity                                 $71,378  $67,440



     CONTACT: ARIAD Pharmaceuticals, Inc.
              Investors:
              Ed Fitzgerald, 617-621-2345
              or
              Media:
              Pure Communications
              Andrea Johnston, 910-681-1088